EXHIBIT 99.1

James L. Dewar, Sr., Founder of The Park Avenue Bank and PAB Bankshares, Inc., Died On August 19, 2006 At the Age of 94

VALDOSTA, Ga., Aug. 22, 2006 (PRIMEZONE) -- On Saturday, August 19, 2006, James Lovett Dewar, Sr., died in his home at the age of 94 after an extended illness. His many accomplishments include founding The Park Avenue Bank and PAB Bankshares, Inc. (Nasdaq:PABK), serving as Lowndes County School Superintendent for 12 years, serving as a member of the Georgia State Board of Education for six years and serving as Lt. Governor of Kiwanis Club International for the State of Georgia. "It is with deep sorrow that we report the passing of Mr. Dewar. He leaves behind a proud legacy that we are honored to uphold," stated M. Burke Welsh, Jr., President and CEO of the Company.

Through a family limited partnership formed in 1997, Mr. Dewar beneficially owned 1,117,026 shares, or 11.8% of the total outstanding shares, of the Company's Common Stock as of July 31, 2006. As stated in the family limited partnership agreement, the voting authority of those shares has been and will continue to remain under the discretion of Mr. Dewar's son, James L. Dewar, Jr.

Mr. Dewar was born in Cook County, GA on September 18, 1911 to Henry Ralph Dewar and Mattie Campbell Hendry Dewar. He was the eighth of nine children, and the last to survive. He graduated from Valdosta High School, attended Emory Junior College, and graduated from the University of Georgia with a B. S. Degree in Science and Math and a Master's of Education. He also earned a CLU from the American College of Life Underwriters. In 1998, Mr. Dewar was awarded an honorary Doctorate of Law by Valdosta State University for his life accomplishments and his service to education in general and to the University in particular. It was the second honorary doctorate ever awarded to an individual by the University.

He began his long career in education teaching and coaching at Lake Park, Elam School in Brooks County and in Hahira before becoming principal of the Jeff Davis High School in Hazlehurst, Georgia. Mr. Dewar returned to Lowndes County and became Lowndes County Superintendent of Schools in 1944. He served in that capacity for 12 years. In 2000, Lowndes County honored him by building the James Lovett Dewar Elementary School for children in grades K through 5. Although his career moved into banking, education remained a primary interest and focus for his life, founding the Dewar Foundation to provide educational scholarships for needy students. His interest in Valdosta State University began early in his adult life, and he was a charter member and trustee of the VSU Founders Association and a University Presidential Fellow. He was also a member of the University of Georgia and Emory University President's Club. In April 2006, the Georgia Board of Regents dedicated The James L. and Dorothy H. Dewar College of Education at Valdosta State University in his honor.

Upon completion of his tenure as Lowndes County School Superintendent, Mr. Dewar launched his career in banking by founding The Park Avenue Bank. The bank opened for business in 1956 at the corner of Ashley Street and Park Avenue in a small building with two employees: James and Dorothy Dewar. Under his leadership, as President and Chairman of the Board, the Bank grew to the billion dollar, publicly traded company of today. The Company is the only publicly traded company headquartered in Valdosta.

James Dewar was a devoted life-long member of First United Methodist Church in Valdosta where he served as Chairman of the Administrative Board, teacher of the Little Pound Sunday School Class for thirty years, member of the pastor-parish relations committee, member of the finance committee, trustee, and a lay speaker. In addition, he was a Valdosta District Parsonage Trustee, and member of the Camp Tygart Board of Trustees, and a member of the South Georgia Conference Board of Pensions.

He is survived by the love of his life and wife of seventy years, Dorothy Herndon Dewar, his son James Lovett Dewar, Jr. and daughter-in-law, Ellen Mackey Dewar; grandchildren, James Lovett Dewar III, Rose Dewar Kerns and their mother, Nancy Faulconer Dewar; grandson-in-law, Patrick Kerns; great grandsons, William Kerns and James Kerns; sister-in-law, Mary Lois Dewar; and many loving nieces and nephews.

Funeral services will be at 3:00 p.m. on Wednesday, August 23, 2006 at the First United Methodist Church with Reverend Thomas Mason, Pastor of First United Methodist Church and Dr. William Greer, President of Virginia Wesleyan College officiating. Burial will follow at Sunset Hill Cemetery. The family will receive friends on Tuesday from 5:00 until 7:00 p.m. at the funeral home. Flowers will be accepted or memorial gifts may be made to First United Methodist Church, 220 North Patterson St., Valdosta, GA 31601, The Dewar College of Education, Valdosta State University, 1500 N. Patterson St., Valdosta, GA 31698, or The Dewar Foundation, P.O. Box 2285, Valdosta, GA 31604. Condolences to the family may be conveyed on the obituary page at www.mclanefuneralservices.com of Carson McLane Funeral Home in Valdosta, Georgia. Also, out of respect for Mr. Dewar, the Bank's offices in Valdosta and Adel will close early at 2:00 p.m. on Wednesday and re-open with normal business hours on Thursday.

About PAB

The Company's sole operating subsidiary is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank is celebrating its 50th anniversary in 2006. In 1956, the Bank was established by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. Currently, the Bank operates 17 branch offices and five loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. On November 1, 2005, the Company's common stock began trading on the Nasdaq National Market under the symbol PABK. The Company's common stock had previously traded on the American Stock Exchange under the symbol PAB since July 9, 1996. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President and
           Chief Financial Officer
          (229) 241-2775, Ext. 1717
          jayt@parkavebank.com